SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                               Career Worth, Inc.
                               ------------------
             (Exact name of registrant as specified in its charter)

         Nevada                                      87-0663193
         --------                                    ----------
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)

                      385 East 800 South, Orem, Utah 84004
                      ------------------------------------
                    (Address of principal executive offices)

                   The 2001 Benefit Plan of Career Worth, Inc.
                   -------------------------------------------
                            (Full title of the plan)


                Larry Heaps, 743 South 670 East, Orem, Utah 84097 (Name,
            address, including zip code, of agent for service)

                  Telephone number for Issuer: (801) 226-7523
                                               ---------------

                         CALCULATION OF REGISTRATION FEE

Title of Securities to be           Amounts to       Proposed Maximum           Proposed Maximum            Amount of
Registered                          be               Offering Price Per         Aggregate Offering          Registration
                                    Registered       Share(1)                   Price                       Fee
=================================== ================ =========================  =========================== ==================
Common Stock, 0.001 par               12,000,000           $0.007                    $84,000                      $21.00
value
=================================== ================ =========================  =========================== ==================

(1) Bona Fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of December 13, 2001 a date within five business days prior to the date of filing of this registration statement.

         In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.





                                    Page -1-

             Incorporation of Prior Filing of Form S-8 by Reference


         The following documents filed by Career Worth, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

         1.   The Company's Form S-8 (file number 333-61124) filed May 17, 2001.

         2. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

         3. All reports filed by the Company with the Commission pursuant to
Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2000.

         Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.



                                    Page -2-

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 13, 2001.

                                        Career Worth, Inc.

                                 By:  /s/  Larry Heaps
                                    -------------------------------------------
                                   Larry Heaps, as President and Director






                                    Page -3-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    EXHIBITS

                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933




                               Career Worth, Inc.
                             (a Nevada corporation)









                                    Page -4-

INDEX TO EXHIBITS


                                                                    Sequentially
Exhibits  SEC Ref. No.         Description of Exhibit             Numbered Pages
--------  ------------         ----------------------             --------------
A              4        2001 Amended Stock Benefit Plan of the             6
                        Company

B           5, 23(b)    Opinion and consent of Counsel with respect        11
                        to the legality of the issuance of securities
                        being issued
C            23(a)      Consent of Accountant                              14

                          THE 2001 AMENDED BENEFIT PLAN

                                       OF

                               CAREER WORTH, INC.

               THE 2001 AMENDED BENEFIT PLAN OF CAREER WORTH, INC.

         Effective this 5th day of December, 2001, Career Worth, Inc., a Nevada corporation (the "Company"), hereby adopts amendments to The 2001 Benefit Plan of Career Worth, Inc. (the "Plan") dated April 23, 2001. Under the amended Plan, the Company may issue stock, or grant options to acquire the Company's common stock, par value $0.001 (the "Stock"), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein ("Benefits"). In addition, at the discretion of the Board of Directors, Benefits may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries but are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. No stock may be issued, or option granted under the benefit plan to consultants, advisors, or other persons who directly or indirectly promote or maintain a market for the Company's securities.

1. Purpose of the Plan. The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers and employees capable of assuring the future success of the Company, and rewarding those individuals who have contributed to the success of the Company. The Company has designed this Plan to aid it in retaining the services of executives and employees and in attracting new personnel when needed for future operations and growth and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the Company's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company. It is also designed to permit the Company to reward those individuals who are not employees of the Company but who management perceives to have contributed to the success of the Company or who are important to the continued business and operations of the Company. The above goals will be achieved through the granting of Benefits.

2. Administration of this Plan. Administration of this Plan shall be determined by the Company's Board of Directors (the "Board"). Subject to compliance with applicable provisions of the governing law, the Board may delegate administration of this Plan or specific administrative duties with respect to this Plan on such terms and to such committees of the Board as it deems proper (hereinafter the Board or its authorized committee shall be referred to as "Plan Administrators"). The interpretation and construction of the terms of this Plan by the Plan Administrators thereof shall be final and binding on all participants in this Plan absent a showing of demonstrable error. No member of the Plan Administrators shall be liable for any action taken or determination made in good faith with respect to this Plan. Any Benefit approved by a majority vote of those Plan Administrators attending a duly and properly held meeting shall be valid. Any Benefit approved by the Plan Administrators shall be approved as specified by the Board at the time of delegation.

3. Shares of Stock Subject to this Plan. A total of Fifteen Million (15,000,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.



                                    Page -7-

4. Reservation of Stock on Granting of Option. At the time any Option is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of Stock subject to such Option until it is exercised or expires. The Company may reserve either authorized but unissued shares or issued shares reacquired by the Company.

5. Eligibility. The Plan Administrators may grant Benefits to employees, officers, and directors of the Company and its subsidiaries, as may be existing from time to time, and to other individuals who are not employees of the Company or its subsidiaries, including consultants and advisors, provided that such consultants and advisors render bona fide services to the Company or its subsidiaries and such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction. In any case, the Plan Administrators shall determine, based on the foregoing limitations and the Company's best interests, which employees, officers, directors, consultants and advisors are eligible to participate in this Plan. Benefits shall be in the amounts, and shall have the rights and be subject to the restrictions, as may be determined by the Plan Administrators, all as may be within the provisions of this Plan.

6. Term of Options issued as Benefits and Certain Limitations on Right to Exercise.


          a. Each Option issued as a benefit hereunder ("Option") shall have its term established by the Plan Administrators at the time the Option is granted.

          b. The term of the Option, once it is granted, may be reduced only as provided for in this Plan and under the express written provisions of the Option.

          c. Unless otherwise specifically provided by the written provisions of the Option or required by applicable disclosure or other legal requirements promulgated by the Securities and Exchange Commission ("SEC"), no participant of this Plan or his or her legal representative, legatee, or distributee will be, or shall be deemed to be, a holder of any shares subject to an Option unless and until such participant exercises his or her right to acquire all or a portion of the Stock subject to the Option and delivers the required consideration to the Company in accordance with the terms of this Plan and then only as to the number of shares of Stock acquired. Except as specifically provided in this Plan or as otherwise specifically provided by the written provisions of the Option, no adjustment to the exercise price or the number of shares of Stock subject to the Option shall be made for dividends or other rights for which the record date is prior to the date on which the Stock subject to the Option is acquired by the holder.

          d. Options shall vest and become exercisable at such time or times and on such terms as the Plan Administrators may determine at the time of the grant of the Option.

          e. Options may contain such other provisions, including further lawful restrictions on the vesting and exercise of the Options as the Plan Administrators may deem advisable.

          f. In no event may an Option be exercised after the expiration of its term.

          g. Options shall be non-transferable, except by the laws of descent and distribution.



                                    Page -8-

7. Exercise Price. The Plan Administrators shall establish the exercise price payable to the Company for shares to be obtained pursuant to Options which exercise price may be amended from time to time as the Plan Administrators shall determine.

8. Payment of Exercise Price. The exercise of any Option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check payable to the Company.

9. Withholding. If the grant of a Benefit hereunder, or exercise of an Option given as a Benefit is subject to withholding or other trust fund payment requirements of the Internal Revenue Code of 1986, as amended (the "Code"), or applicable state or local laws, the Company will initially pay the Optionee's liability and will be reimbursed by Optionee no later than six months after such liability arises and Optionee hereby agrees to such reimbursement terms.

10. Dilution or Other Adjustment. The shares of Common Stock subject to this Plan and the exercise price of outstanding Options are subject to proportionate adjustment in the event of a stock dividend on the Common Stock or a change in the number of issued and outstanding shares of Common Stock as a result of a stock split, consolidation, or other recapitalization. The Company, at its option, may adjust the Options, issue replacements, or declare Options void.

11. Benefits to Foreign Nationals. The Plan Administrators may, in order to fulfill the purpose of this Plan and without amending this Plan, grant Benefits to foreign nationals or individuals residing in foreign countries that contain provisions, restrictions, and limitations different from those set forth in this Plan and the Benefits made to United States residents in order to recognize differences among the countries in law, tax policy, and custom. Such grants shall be made in an attempt to give such individuals essentially the same benefits as contemplated by a grant to United States residents under the terms of this Plan.

12. Listing and Registration of Shares. Each Option shall be subject to the requirement that if at any time the Plan Administrators shall determine, in their sole discretion, that it is necessary or desirable to list, register, or qualify the shares covered thereby on any securities exchange or under any state or federal law, or obtain the consent or approval of any governmental agency or regulatory body as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Plan Administrators.

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the 11 millionth share is issued hereunder.

14. Amendment of this Plan. This Plan may not be amended more than once during any six month period, other than to comport with changes in the Code or the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder. The Plan Administrators may modify and amend this Plan in any respect; provided, however, that to the extent such amendment or modification would cause this Plan to no longer comply with the applicable provisions of the Code governing incentive stock


                                    Page -9-
benefits as they may be amended from time to time, such amendment or modification shall also be approved by the shareholders of the Company.


     ATTEST:


           /s/ Larry Heaps
     ---------------------------------------------
              Larry Heaps, President















                                    Page -10-

                            BRUCE M. PRITCHETT, P.C.
                                 ATTORNEY AT LAW
                    3809 South, West Temple Street, Suite 1-D
                           Salt Lake City, Utah 84115
                          Phone: (801) 281-0001 ext. 20
                               Fax: (801) 281-8763


December 4, 2001


Board of Directors
Career Worth, Inc.
385 East 800 South
Orem, Utah 84097

Re: Legality and Authorization of Shares Issued Under Form S-8 Registration Statement

Gentlemen:

     I have acted as special counsel for Career Worth, Inc., a Nevada corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under an amended registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company is registering a Benefit Plan Entitled "The 2001 Amended Benefit Plan of Career Worth, Inc." (the "Benefit Plan") pursuant to which the Company has authorized the issuance of a total of Fifteen Million (15,000,000) shares of the Company's common stock, par value $.001 (the "Shares").

     In connection with the preparation of this Opinion, I have examined the following:

          1. The Company's Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request of the same;
          2.   The Registration Statement herein referenced;
          3. The Board of Directors Resolutions, dated December 3 and December 4, 2001, authorizing and approving the Company's 2001 Amended Benefit Plan and the preparation of the Registration Statement, in amounts up to 15,000,000 total shares;
          4. The Company's Section 10(a) Prospectus for the Registration Statement;
          5. The Company's Form 10-KSB for the fiscal year ended December 31, 2000; the Company's Schedule 14(c) filed on May 14, 2001; and the Company's Form 10-QSB for the quarterly period ended September 30,2001;
          6. Such other documents as I have deemed necessary for the purposes of this Opinion.


                                    Page -11-

Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

     The documentation and representations provided to me for this Opinion by the Company and its duly authorized representatives indicate the Company is validly organized under the laws of the State of Nevada; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan; the Company's Board of Directors has authorized the filing of the Registration Statement; and that the Fifteen Million (15,000,000) total shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding. As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provisions of the Plan, the Shares will be validly issued as fully paid and non- assessable shares of common stock in the Company.

     This opinion is based upon and subject to the qualifications and limitations specified below:

          A. Certain of the remedial provisions of the 2001 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.
          B. In rendering the opinion that the shares of the Common Stock to be registered pursuant to the Registration Statement and issued under the Benefit Plan will be validly issued, fully paid and non-assessable, I assumed that: (1) the Company's Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company's Stock Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.
          C. I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentations regarding the inducement relating to, or the execution or delivery of, the documents reviewed.
          D. In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the


                                    Page -12-
               parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.
          E. I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.
          F. I am admitted to practice law in the State of Utah. I am not admitted to practice law in the State of Nevada or in any jurisdiction where the Company may own property of transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.
          G. This opinion is strictly limited to the parameters contained and referenced herein and is valid only as to the signature date with respect tot he same. I assume no responsibility to advise you of any subsequent changes of developments which might affect any aspect of this opinion.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion my not be used, relied upon, circulated, quoted or otherwise referenced in whole of in part for any purpose without my written consent.

         Sincerely,


         /s/ Bruce M. Pritchett



                                    Page -13-

                             HJ & ASSOCIATES, L.L.C.



                         CONSENT OF INDEPENDENT AUDITORS


         Board of Directors and Shareholders
         Career Worth, Inc.
         Orem, Utah 84004

         We hereby consent to the use of our audit report dated April 13, 2001 for the year ended December 31, 2000 which is incorporated by reference in this Form S-8 of Career Worth, Inc. and to all references to our firm in this Form S-8.

         /s/ HJ & Associates, LLC

         HJ & Associates, LLC
         Salt Lake City, Utah
         December 13, 2001



                                    Page -14-